Exhibit 99.B(g)(3)

Amendment to Custodian Services Agreement

This Amendment is made as of September 14, 2011 to the Custodian Services Agreement (the “Agreement”) dated November 18, 2008 between The Motley Fool Funds Trust (the “Customer”) and PFPC Trust Company, as assigned to The Bank of New York Mellon, effective April 11, 2011 (the “Custodian”).

WHEREAS, the Customer and the Custodian wish to modify the provisions of the Agreement as set forth below;

NOW THEREFORE, the Customer and the Custodian hereby amend the Agreement as follows:

The first sentence of Section 1, Appointment, is deleted and replaced with the following sentence:

The Fund hereby appoints The Bank New York Mellon to provide custodian services to the Fund as set forth herein, on behalf of each of its investment portfolios, listed on Exhibit A attached hereto, as may from time to time be updated upon mutual agreement of the parties (each, a “Portfolio”), and The Bank of New York Mellon accepts such appointment and agrees to furnish such services.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

THE MOTLEY FOOL FUNDS TRUST

By:	/s/ Peter Jacobstein
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Mary Jean Milner
Title:	Vice President